Exhibit 99.1

JCPENNEY REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

Cost of Goods Sold Rate Improved 310 Basis Points; Inventory Reduced 12.5 % From Prior Year

Company Provides Full Year 2019 Financial Guidance; Reaffirms Prior Expectations of Positive Annual
Free Cash Flow

PLANO, Texas - (Aug. 15, 2019) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal second quarter ended Aug. 3, 2019. Net loss for the quarter was $48 million or ($0.15) per share. Comparable sales decreased 9.0 % for the quarter. Excluding the impact of the Company’s exit from major appliance and in-store furniture categories, comparable sales decreased 6.0 % for the quarter. Cost of goods sold for the quarter was 63.2 % of sales, a decrease of 310 basis points compared to the same period last year. Inventory at the end of the second quarter was $2.47 billion, down 12.5 % compared to the end of the second quarter last year.

“I am pleased with the results we delivered this quarter and the progress we are making against our plan. While we still have work to do on our topline, I strongly believe that growing sales in an unprofitable way is simply not an option. The only way I know how to reconstruct a business, is through a holistic approach across all the key tenets of strategic, purposeful and effective retailing. Notably this quarter, the meaningful improvement we delivered in cost of goods sold was driven by lower permanent markdowns, improved shrink results, increased store and online selling margins and the exit of major appliance and in-store furniture categories. Additionally, we reduced inventory by 12.5 % as we continue to reinstate the discipline required to improve inventory management and productivity. Delivering on our customers’ expectations relies heavily on our vendors and the portfolio of brands we offer. The ongoing dialogues and interactions we are having with our vendors are strong and positive - they are equally excited about our direction and are bringing new ideas and innovating with us,” said Jill Soltau, chief executive officer of JCPenney.
“Today we will begin sharing more insights from where we have been as a company and the holistic approach we are taking to reposition JCPenney to its rightful place in the retail landscape. We have attracted top talent in the industry and each of these passionate leaders made a choice to come to JCPenney at a pivotal time. Together, we are laser-focused on two parallel paths. One is building a framework to reestablish the practices needed to strengthen the day to day operations of our business. Concurrently, we are developing differentiating, transformational initiatives. The journey we are on will restore health back into our company. It is an ongoing process and the proposition we are implementing is for the long-term. We are not simply running a business - we are rebuilding a business. We are making a difference and today, I feel more confident than ever that we will reinvigorate and rejuvenate this great company to sustainable, profitable growth. I will continue providing updates as we move through our business plan and finalize a more comprehensive, long-term strategy for JCPenney,” Soltau added.
For the quarter ended Aug. 3, 2019, total net sales decreased 9.2 % to $2.51 billion compared to $2.76 billion for the quarter ended Aug. 4, 2018. Comparable sales decreased 9.0 % for the quarter. Excluding the impact of the Company’s exit from major appliance and in-store furniture categories, comparable sales decreased 6.0 % for the quarter. Credit income was $110 million for the second quarter this year compared to $67 million in the second quarter last year.
Cost of goods sold, which excludes depreciation and amortization, was $1.59 billion, or 63.2 % of sales, in the second quarter this year compared to $1.83 billion, or 66.3 % of sales in the same period last year. The 310-basis point decrease as a rate of sales was primarily driven by lower permanent markdowns, improved shrink rates as a rate of net sales, improvements in both store and online selling margins, and the exit from the major appliance and in-store furniture categories earlier this year.

SG&A expenses for the second quarter were $870 million, or 34.7 % of net sales this year compared to $880 million, or 31.9 % of net sales, last year. The decrease in SG&A dollars this year was primarily due to lower store controllable expenses and advertising, which were offset by slightly higher incentive compensation. Last year, the Company recorded a $7 million benefit in SG&A expenses in the second quarter related to the buyout of a store leasehold interest. Additionally, in connection with the adoption of the new Lease Accounting Standard at the beginning of fiscal 2019, SG&A expenses in the second quarter this year included approximately $5 million related to the Company’s home office lease. Last year, the home office lease related expense was recorded as depreciation and amortization and interest expense.

For the second quarter, the Company’s net loss was $48 million, or ($0.15) per share, compared to a net loss of $101 million, or ($0.32) per share in the same period last year.

Adjusted net loss was $56 million, or ($0.18) per share, compared to an adjusted net loss of $120 million, or ($0.38) per share, last year.

Cash and cash equivalents at the end of the second quarter were $175 million. Free cash flow was ($133) million for the first six months this year, an improvement of $102 million compared to the same period last year.

Inventory at the end of the second quarter was $2.47 billion, down 12.5 % compared to the end of the second quarter last year.

The Company ended the second quarter with liquidity of approximately $1.7 billion, and no outstanding borrowings under its revolving credit facility. The Company expects liquidity to be at least $1.5 billion for the remainder of the year.

A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Outlook
The Company is reaffirming its expectation of positive free cash flow1 for full year 2019. In addition, the Company has provided financial guidance for full year fiscal 2019 as follows:

•	Comparable sales: expected to be in a range of (7.0) % to (8.0) %;

•	Comparable sales, excluding the impact of the Company’s exit from major appliances and in-store furniture categories[1]: expected to be in a range of (5.0) % to (6.0) %;

•	Cost of goods sold, as a rate of net sales: expected to decrease 150 to 200 basis points compared to last year; and

•	Adjusted EBITDA[1]: expected to be in a range of $440 million to $475 million.

1 A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined now.

2019 Second Quarter Earnings Conference Call Details
At 8:30 a.m. ET today, the Company will host a live conference call conducted by Chief Executive Officer Jill Soltau and Chief Financial Officer Bill Wafford. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (844) 243-9275, or (225) 283-0394 for international callers, and reference 5147029 conference ID or visit the Company’s investor relations website at https://ir.jcpenney.com. Supplemental slides will be available on the Company’s investor relations website approximately 10 minutes before the start of the conference call.

Telephone playback will be available for seven days beginning approximately two hours after the conclusion of the conference call by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing 5147029 conference ID.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcp.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of approximately 850 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of approximately 95,000 associates across the globe, all driving toward the Company's mission to help customers find what they love for less time, money and effort. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, cost of goods sold, selling, general and administrative expenses, earnings and cash flows.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings, the Company’s ability to access the debt or equity markets on favorable terms or at all, and the Company's ability to comply with the continued listing criteria of the NYSE, and risks arising from the potential suspension of trading of the Company's common stock on that exchange. There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations. Please refer to the Company's most recent Form 10-K for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Six Months Ended
Statements of Operations:	August 3, 2019	August 4, 2018	% Inc. (Dec.)		August 3, 2019	August 4, 2018	% Inc. (Dec.)
Total net sales	$2,509	$2,762	(9.2)%		$4,948	$5,346	(7.4)%
Credit income and other	110	67	64.2%		226	154	46.8%
Total revenues	$2,619	$2,829	(7.4)%		$5,174	$5,500	(5.9)%
Costs and expenses/(income):
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	1,585	1,831	(13.4)%		3,215	3,543	(9.3)%
Selling, general and administrative (SG&A)	870	880	(1.1)%		1,726	1,706	1.2%
Depreciation and amortization	137	140	(2.1)%		284	281	1.1%
Real estate and other, net	3	12	(75.0)%		(2)	(6)	(66.7)%
Restructuring and management transition	7	2	100.0%	+	27	9	100.0%	+
Total costs and expenses	2,602	2,865	(9.2)%		5,250	5,533	(5.1)%
Operating income/(loss)	17	(36)	100.0%	+	(76)	(33)	(100.0)%	+
Other components of net periodic pension cost/(income)	(13)	(19)	(31.6)%		(26)	(38)	(31.6)%
(Gain)/loss on extinguishment of debt	(1)	—	100.0%	+	(1)	23	100.0%	+
Net interest expense	74	79	(6.3)%		147	157	(6.4)%
Income/(loss) before income taxes	(43)	(96)	55.2%		(196)	(175)	(12.0)%
Income tax expense/(benefit)	5	5	—%		6	4	50.0%
Net income/(loss)	$(48)	$(101)	52.5%		$(202)	$(179)	(12.8)%
Earnings/(loss) per share - basic and diluted	$(0.15)	$(0.32)	53.1%		$(0.63)	$(0.57)	(10.5)%
Financial Data:
Comparable store sales increase/(decrease) (1)	(9.0)%	0.3%			(7.3)%	0.2%
Ratios as a percentage of total net sales:
Cost of goods sold	63.2%	66.3%			65.0%	66.3%
SG&A expenses	34.7%	31.9%			34.9%	31.9%
Operating income/(loss)	0.7%	(1.3)%			(1.5)%	(0.6)%
Effective income tax rate	11.6%	5.2%			3.1%	2.3%
Common Shares Data:
Issued and outstanding shares at end of period	317.7	314.8			317.7	314.8
Weighted average shares - basic	319.4	315.7			318.6	314.8
Weighted average shares - diluted	319.4	315.7			318.6	314.8

(1)
Comparable store sales include sales from all stores, including sales from services, that have been open for 12 consecutive full fiscal months and Internet sales. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation. Our definition and calculation of comparable store sales may differ from other companies in the retail industry.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	August 3, 2019	August 4, 2018
Current assets:
Cash in banks and in transit	$163	$171
Cash short-term investments	12	11
Cash and cash equivalents	175	182
Merchandise inventory	2,471	2,824
Prepaid expenses and other	275	221
Total current assets	2,921	3,227
Property and equipment, net	3,591	4,058
Operating lease assets	925	—
Prepaid pension	166	87
Other assets	657	686
Total assets	$8,260	$8,058

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$878	$910
Other accounts payable and accrued expenses	970	1,025
Current operating lease liabilities	82	—
Current portion of finance leases and note payable	2	7
Current maturities of long-term debt	197	42
Total current liabilities	2,129	1,984
Noncurrent operating lease liabilities	1,089	—
Long-term finance leases and note payable	1	208
Long-term debt	3,589	3,960
Deferred taxes	121	144
Other liabilities	368	546
Total liabilities	7,297	6,842
Stockholders' equity	963	1,216
Total liabilities and stockholders' equity	$8,260	$8,058

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Six Months Ended
Statements of Cash Flows:	August 3, 2019	August 4, 2018
Cash flows from operating activities:
Net income/(loss)	$(202)	$(179)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	17	(3)
Asset impairments and other charges	—	52
Net (gain)/loss on sale of non-operating assets	(1)	—
Net (gain)/loss on sale of operating assets	3	(57)
(Gain)/loss on extinguishment of debt	(1)	23
Depreciation and amortization	284	281
Benefit plans	(29)	(37)
Stock-based compensation	6	6
Deferred taxes	—	(1)
Change in cash from:
Inventory	(34)	(21)
Prepaid expenses and other assets	(82)	(21)
Merchandise accounts payable	31	(63)
Accrued expenses and other	9	(115)
Net cash provided by/(used in) operating activities	1	(135)
Cash flows from investing activities:
Capital expenditures	(146)	(221)
Proceeds from sale of non-operating assets	1	—
Proceeds from sale of operating assets	12	121
Net cash provided by/(used in) investing activities	(133)	(100)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	400
Proceeds from borrowings under the credit facility	946	2,258
Payments of borrowings under the credit facility	(946)	(2,081)
Premium on early retirement of long-term debt	—	(20)
Payments of finance leases and note payable	(1)	(4)
Payments of long-term debt	(26)	(586)
Financing costs	—	(7)
Proceeds from stock issued under stock plans	1	2
Tax withholding payments for vested restricted stock	—	(3)
Net cash provided by/(used in) financing activities	(26)	(41)
Net increase/(decrease) in cash and cash equivalents	(158)	(276)
Cash and cash equivalents at beginning of period	333	458
Cash and cash equivalents at end of period	$175	$182

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the net (gain)/loss on the sale of non-operating assets, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture) and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps. Unlike other operating expenses, restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the net (gain)/loss on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps are not directly related to our ongoing core business operations, which consist of selling merchandise and services to consumers through our department stores and our website at jcpenney.com. Further, our non-GAAP adjustments are for non-operating associated activities such as closed store impairments included in restructuring and management transition charges and such as joint venture earnings from the sale of excess land included in the proportional share of net income from our Home Office Land Joint Venture. Additionally, other components of net periodic pension cost/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the net (gain)/loss on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURE:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to adjusted EBITDA, a non-GAAP financial measure:

	Three Months Ended		Six Months Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Net income/(loss)	$(48)	$(101)	$(202)	$(179)
Add: Net interest expense	74	79	147	157
Add: (Gain)/loss on extinguishment of debt	(1)	—	(1)	23
Add: Income tax expense/(benefit)	5	5	6	4
Add: Depreciation and amortization	137	140	284	281
Add: Restructuring and management transition charges	7	2	27	9
Add: Other components of net periodic pension cost/(income)	(13)	(19)	(26)	(38)
Less: Net (gain)/loss on the sale of non-operating assets	(1)	—	(1)	—
Less: Proportional share of net income from the home office land joint venture	—	(1)	—	(1)
Adjusted EBITDA (non-GAAP)	$160	$105	$234	$256

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended		Six Months Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Net income/(loss)	$(48)	$(101)	$(202)	$(179)
Earnings/(loss) per share-diluted	$(0.15)	$(0.32)	$(0.63)	$(0.57)

Add: Restructuring and management transition charges (1)	7	2	27	9
Add: Other components of net periodic pension cost/(income) (1)	(13)	(19)	(26)	(38)
Add: (Gain)/loss on extinguishment of debt (1)	(1)	—	(1)	23
Less: Net (gain)/loss on the sale of non-operating assets (1)	(1)	—	(1)	—
Less: Proportional share of net income from the home office land joint venture (1)	—	(1)	—	(1)
Less: Tax impact resulting from other comprehensive income allocation (2)	—	(1)	—	(3)
Adjusted net income/(loss) (non-GAAP)	$(56)	$(120)	$(203)	$(189)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.18)	$(0.38)	$(0.64)	$(0.60)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	Represents the net tax benefit that resulted from our other comprehensive income allocation between our Operating loss and Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Comparable store sales is a key performance indicator used by numerous retailers to measure the sales growth of its underlying operations. Comparable store sales is considered to be a GAAP measure as the key performance indicator is measured based on GAAP net sales. Comparable store sales that excludes the impact of major appliance and in-store furniture categories is considered a non-GAAP measure.  Given our elimination of these categories from our merchandise assortment, we believe that providing a comparable store sales metric that excludes the impact of major appliance and in-store furniture categories is useful for investors to evaluate the impact of these changes to our sales performance.

ADJUSTED COMPARABLE STORE SALES INCREASE/(DECREASE), NON-GAAP FINANCIAL MEASURE:

The following table reconciles comparable store sales increase/(decrease), the most directly comparable GAAP measure, to adjusted comparable store sales increase/(decrease), a non-GAAP measure.

	Three Months Ended		Six Months Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Comparable store sales increase/(decrease)	(9.0)%	0.3%	(7.3)%	0.2%
Impact related to major appliance and in-store furniture categories	3.0%	0.5%	1.7%	0.1%
Adjusted comparable store sales increase/(decrease) (non-GAAP)	(6.0)%	0.8%	(5.6)%	0.3%

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, payments made for business acquisitions or required pension contributions, if any. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table sets forth a reconciliation of cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure, as well as information regarding net cash provided by/(used in) investing activities and net cash provided by/(used in) financing activities:

	Six Months Ended
	August 3, 2019	August 4, 2018
Net cash provided by/(used in) operating activities	$1	$(135)
Add: Proceeds from sale of operating assets	12	121
Less: Capital expenditures	(146)	(221)
Free cash flow (non-GAAP)	$(133)	$(235)

Net cash provided by/(used in) investing activities (1)	$(133)	$(100)
Net cash provided by/(used in) financing activities	$(26)	$(41)

(1)	Net cash provided by/(used in) investing activities includes capital expenditures and proceeds from sale of operating assets, which are also included in our computation of free cash flow.